PIONEER EUROPE FUND


                          Establishment and Designation
                                       of
                Class A Shares, Class B Shares and Class C Shares
                            of beneficial Interest of
                               Pioneer Europe Fund



     The undersigned, being a majority of the Trustees of Pioneer Europe Fund, a Massachusetts business trust (the "Fund"), acting pursuant to Article V, Section
5.1 and 5.11 of the Amended and Restated Declaration of Trust dated October 13, 1992 of the Fund (the "Declaration"), do hereby divide the shares of beneficial interest of the Fund (the "Shares") to create three classes of Shares of the Fund as follows:

     1. The three classes of Shares established and designed hereby are "Class A Shares," "Class B Shares" and "Class C Shares," respectively.

     2. Class A Shares, Class B Shares and Class C Shares shall each be entitled to all of the rights and preferences accorded to Shares under the Declaration.

     3. The purchase price of Class A Shares, Class B Shares and Class C Shares, the method of determining the net asset value of Class A Shares, Class B Shares and Class C Shares and the relative divided rights of holders of Class A Shares, Class B Shares and Class C Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended and as in effect at the time of issuing such Shares.

     4. The Trustees, acting in their sole discretion, may determine that any Shares of the Fund issued are Class A Shares, Class B Shares, Class C Shares or Shares of any other class of the Fund hereinafter established and designated by the Trustees.

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     IN WITNESS WHEREOF,  the undersigned have executed this instrument this 7th day of November, 1995.






John F. Cogan, Jr.                               Marguerite A. Piret
as Trustee and not individually                  as Trustee and not individually
975 Memorial Drive, #802                         162 Washington Street
Cambridge, MA  02138                             Belmont, MA  02178





Richard H. Egdahl, M.D.                          David D. Tripple
as Trustee and not individually                  as Trustee and not individually
Health Policy Institute                          6 Woodbine Road
53 Bay State Road                                Belmont, MA  02178
Boston, MA  02215





Margaret B.W. Graham                             Stephen K. West, Esq.
as Trustee and not individually                  as Trustee and not individually
The Keep                                         Sullivan & Cromwell
P. O. Box 110                                    125 Broad Street
Little Deer Isle, ME  04650                      New York, NY  10004





John W. Kendrick                                 John Winthrop
as Trustee and not individually                  as Trustee and not individually
6363 Waterway Drive                              One North Adgers Wharf
Falls Church, VA  22044                          Charleston, SC  29402




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